Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of Ener-Core, Inc. of our report dated April 14, 2016 relating to our audit of the consolidated financial statements of Ener-Core, Inc. and Subsidiary (collectively, the “Company”), which includes an emphasis paragraph relating to the uncertainty as to the Company’s ability to continue as a going concern, appearing in the Prospectus, which is a part of this Registration Statement.

We also consent to the reference to our firm under the caption “Experts” in such Prospectus.

/s/ SingerLewak LLP

Los Angeles, California

April 29, 2016